Exhibit 99.1

Contact:
Michael A. Sicuro
Chief Financial Officer
281.863.6426

US Oncology, Inc. Announces $465 Million Senior Secured Notes Offering

THE WOODLANDS, TEXAS — June 4, 2009 — US Oncology, Inc. today announced that it is offering approximately $465 million aggregate principal amount of senior secured notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States in accordance with Regulation S under the Securities Act.

The company plans to use the proceeds from the offering to refinance its senior secured credit facility which matures in quarterly installments from Sept. 30, 2010 through Aug. 20, 2011.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About US Oncology, Inc.

US Oncology, headquartered in The Woodlands, Texas works closely with physicians, manufacturers and payers to identify and deliver innovative services that enhance patient access to advanced cancer care. US Oncology supports one of the nation’s foremost cancer treatment and research networks accelerating the availability and use of evidence-based medicine and shared best practices.

US Oncology’s expertise in supporting most aspects of the cancer care delivery system – from drug development to distribution and outcomes measurement, enables the Company to help increase the efficiency and safety of cancer care. US Oncology is affiliated with 1,227 physicians operating in 468 locations, including 95 radiation oncology facilities in 39 states. For more information, visit the Company’s website, www.usoncology.com.

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